Exhibit 2.1

ASSET CONTRIBUTION AGREEMENT

This Asset Contribution Agreement (this “Agreement”) is entered into as of November 19, 2004 by and between, on the one hand, Dolby Laboratories, Inc., a Delaware corporation (“DLI”) and Dolby Laboratories Licensing Corporation, a New York corporation (“DLLC”), and on the other hand, Ray M. Dolby individually (“RMD”), Ray M. Dolby as Trustee for the Ray Dolby Trust under the Dolby Family Trust instrument dated May 7, 1999 (“RDT”) and Ray and Dagmar Dolby Investments L.P., a California limited partnership (“RDDILP”). DLI, DLLC, and all other wholly-owned, direct or indirect, subsidiaries of DLI are referred to in this Agreement collectively as the “Company Entities” and each individually as a “Company Entity.” RMD, RDT and RDDILP are referred to in this Agreement collectively as the “Ray Dolby Entities” and each individually as a “Ray Dolby Entity.” The Company Entities and Ray Dolby Entities are referred to in this Agreement collectively as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, it is currently contemplated that both RDT and RDDLIP will be selling stockholders in DLI’s initial public offering of its Class A common stock as contemplated by the Registration Statement (as defined below); and

WHEREAS, the Parties wish to set forth the allocation of certain Intellectual Property Rights (as defined below) to ensure that, at the time DLI becomes a public company, the Company Entities hold all Intellectual Property Rights related to their businesses that may currently be held by the Ray Dolby Entities in order to facilitate the successful completion of DLI’s initial public offering.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, the Parties hereby agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

1.1 Definitions. The following defined terms have the meanings set forth below.

(a) “Affiliate” shall have the meaning set forth under Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended.

(b) “DL IPR” means all Pre-Effective Time IPR to be allocated to DLI or one or more Company Entities designated by DLI under Section 2.1 hereof.

(c) “DL Reserved Field” means the all products, services and other business activities that have been or currently are, developed, licensed, promoted, sold, provided or engaged in, as the case may be, by any of the Company Entities, any future products, services or businesses of the same or similar type or nature, and any other products, services or businesses that could reasonably be expected, as of the Effective Time and in light of the products, services and other business activities of the Company Entities as of the Effective Time, to be of the type or nature that Company Entities would develop, license, promote, sell, provide or engaged in, as the case may be, in the future, including without limitation any products, business or services related to, entertainment, audio, video or multimedia such as the recording, display, distribution, reproduction or processing of sound or video signals, the protection of digital content, home networking and wireless connectivity, and facilitating the ease of use of any consumer electronics products or features thereof.

(d) “Effective Time” means immediately prior to such time that the Securities and Exchange Commission declares the Registration Statement effective.

(e) “Excluded IPR” means Intellectual Property Rights that are listed on Schedule 2.3.

(f) “Existing RMD Agreements” means those agreements set forth on Schedule 1.1(f) hereto.

(g) “Existing RMD Employment Agreement” has the meaning set forth in Section 4.2.

(h) “Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor, and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries (“Patents”); (ii) trade secret rights and all other rights in or to confidential information; (iii) mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts architecture or topology throughout the world (“Mask Works”); (iv) all copyrights, copyrights registrations and applications therefor and all other similar or equivalent rights corresponding thereto throughout the world (“Copyrights”); (v) all rights in industrial designs and any registrations and applications therefor throughout the world (“Industrial Designs”); (vi) all trade names, logos, trademarks and service marks; trademark and service mark registrations and applications (including intent-to-use registrations and applications), and all goodwill associated therewith (“Marks”); (vii) all rights in WWW addresses, uniform resource locators and domain names and applications and registrations therefor (“Internet Properties”); and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(i) “New RMD Employment Agreement” has the meaning set forth in Section 4.2.

(j) “Owning Party” has the meaning set forth in Section 3.2(a).

(k) “Pre-Effective Time IPR” means all Intellectual Property Rights owned by a Party or Parties immediately prior to the Effective Time, subject to the remainder of this Section 1.1(k). With respect to Patents, Pre-Effective Time IPR also includes any Patents that claim or could claim a priority date as of or before the Effective Time and that arise from an invention owned or made by a Party on or prior to the Effective Time, including any such Patents in which any Company Entity employees, Ray Dolby Entity employees and/or RMD are required to be designated as inventors, but excluding any such Patents that a Party first acquires from a non-Affiliate third party after the Effective Time where the non-Affiliate third party was not under a pre-existing obligation (by written agreement, as a matter of law or otherwise) to assign such Patents to the Party as of or before the Effective Time. With respect to Intellectual Property Rights owned by any of the Ray Dolby Entities immediately prior to the Effective Time, Pre-Effective Time IPR includes only those Intellectual Property Rights related to the business of the Company Entities or the Company’s actual or demonstrably anticipated research or development as of the Effective Time; provided that Pre-Effective Time IPR includes all Intellectual Property Rights of the Ray Dolby Entities that are subject to an application, certificate, filing, registration or other document issued or recorded by, or filed with, a government or other public legal authority. The Pre-Effective Time IPR includes those Intellectual Property Rights set forth in the schedules of DL IPR appended hereto.

(l) “Registration Statement” means DLI’s registration statement on Form S-1, filed by the DLI with the Securities and Exchange Commission as of an even date herewith.

(m) “RMD Reserved Full Name Goods” means any goods or services provided by an RMD Reserved Person that are not of the type provided by the Company Entities as of the Effective Time, not reasonably contemplated to be provided in the future by the Company Entities as of the Effective Time, or otherwise not within the Company Entities’ natural zones of expansion under applicable trademark law.

(n) “RMD Reserved Persons” means (i) RMD, (ii) the following members of RMD’s immediate family who are alive as of the Effective Time: Dagmar Dolby, Thomas Dolby, and David Dolby (together with RMD, the “RMD Immediate Family”), and (iii) any one or more corporations, partnerships, trusts, or the like that any one or more of members of the RMD Immediate Family owns and controls, which entities shall remain “RMD Reserved Persons” for so long, but only for so long, as such entity is owned and controlled by any one or more (w) members of the RMD Immediate Family, (x) lineal descendants (including relationship by legal adoption) of any member of the RMD Immediate Family, (y) spouses of any such lineal descendant, or (z) persons with whom any such lineal descendant has registered as a domestic partner, established a civil union, or created a substantially equivalent status under the laws of a state of the United States or a political subdivision of a state of the United States. For clarity, once an entity ceases to be an RMD Reserved Person under the terms of clause (iii) above, it shall forever cease to be an RMD Reserved Person.

(o) “RMD Reserved Surname Goods” means any goods or services provided by an RMD Reserved Person that:

(1) are within International Trademark Classes 3, 14, 16, 20, 21, 25, 28 through 34, 36, 39, 41, or 43;

(2) are within the fields of civil or structural engineering or aeronautics (other than products that process audio or video information or signals); or

(3) are within the fields of education on topics of public concern, philanthropy, or charity;

except to the extent any of the foregoing is associated with the DL Reserved Field, for example, neither (i) a video game (in International Trademark Class 28) nor a item apparel (in International Trademark Class 25) promoting or endorsing a product in the DL Reserved Field, would be a “RMD Reserved Surname Good”.

(p) “RMD Surname Mark” means a Mark that is, or includes in full the surname “Dolby”. The RMD Surname Mark does not include any mark used or registered by the Company Entities such as the “Double D” mark or any other commercial symbol, impression, stylization, or trade dress used in association with the surname “Dolby”, or otherwise.

ARTICLE II

INTELLECTUAL PROPERTY RIGHTS ALLOCATION

2.1 DL IPR. Except as provided in Section 2.3 below, all Pre-Effective Time IPR shall be allocated, in accordance with this Section 2.1, to DLI or any one or more Company Entities designated by DLI, including, without limitation, DLI and DLLC (“Holding Entities”), and to the extent not owned by such Holding Entities prior to the Effective Time, shall be assigned to such Holding Entities in accordance with Section 2.2. The Pre-Effective Time IPR shall, following the Effective Time, be DL IPR. All Pre-Effective Time IPR that is subject to a governmental registration or that is material and capable of being scheduled is or will be set forth on Schedule 2.1. Both prior to and after the Effective Time, the Parties will use reasonable efforts to complete or correct such Schedule in accordance with Section 3.1.

2.2 Assignment of DL IPR

(a) General. To the extent legal ownership of an item within DL IPR is not held by, or recorded in the name of, a Holding Entity as of the Effective Time, and subject to Section 2.3, each of the other Parties agrees to assign and transfer, and hereby does assign and transfer to the Holding Entities, as designated by DLI, effective as of the Effective Time, all such Intellectual Property Rights constituting DL IPR, including all causes of action and the right to past and future damages for infringement of such Intellectual Property Rights.

(b) Dolby Surname. To the extent any RMD Surname Marks are included within the DL IPR assigned and transferred to the Holding Entities under Section 2.2(a), and without limiting the Company Entities’ right to use such RMD Surname Marks in any field, the Company Entities acknowledge and agree that the RMD Reserved Persons retain and may claim their respective rights in the use of RMD Surname Marks as Marks in fields other than the DL Reserved Field and nothing in this Agreement or any other agreement or arrangement shall be interpreted as creating any obligation on the part of the RMD Reserved Persons to the contrary. The Company Entities agree not to initiate or pursue (except in response to a trademark claim or proceeding inititiated by an RMD Reserved Person) an opposition, challenge, attempt to cancel, or enforcement of trademark rights or other similar proceeding against any RMD Reserved Persons with respect to any RMD

Reserved Person’s use, registration, or renewal of an RMD Surname Mark in connection with the RMD Reserved Surname Goods. The Company Entities agree not to initiate or pursue (except in response to a trademark claim or proceeding inititiated by an RMD Reserved Person) any opposition, challenge, attempt to cancel, enforcement of trademark rights or other similar proceeding against any RMD Reserved Person in connection with such RMD Reserved Person’s use, registration, or renewal of the term “Dolby” as part of such use of their full name (including, without limitation, “Ray Dolby,” “Ray M. Dolby,” “Dagmar Dolby,” “Thomas Dolby,” “Tom Dolby,” “David Dolby,” and “Dave Dolby”) as a Mark in connection with RMD Reserved Full Name Goods. The Company Entities covenant not to assert dilution based on an RMD Surname Mark being a famous Mark in any opposition or challenge to or attempt to cancel or interfere with the trademark rights of, or enforcement of trademark rights against any RMD Reserved Person for the use of an RMD Surname Mark. Neither the Company Entities nor the RMD Reserved Persons will attempt to associate their respective goods and services with the goods and services of the other. In response to a request by either the Company Entities or the RMD Reserved Persons, the Company Entities and the RMD Reserved Persons will reasonably cooperate with respect to the elimination or minimization of confusion stemming from their respective uses of RMD Surname Marks, should any such confusion arise.

(c) Assistance. Each of the other Parties agrees to take such action as is necessary or appropriate therefor, as such actions are more fully set forth in Section 3.2 and Section 8.1.

2.3 Excluded IPR. Notwithstanding anything to the contrary in this Agreement, including, without limitation, Section 2.2 or any of the Schedules hereto, none of the Intellectual Property Rights that are listed on Schedule 2.3 shall be allocated, transferred or assigned to DLI, DLLC, or any other Company Entity hereunder and any of the Company Entities’ right, title, or interest therein is hereby irrevocably assigned to RMD.

2.4 No Other Transfers. Subject to compliance with Section 3.1, any Intellectual Property Rights not allocated or assigned by one Party to another in accordance with this Article II shall remain the property of the Party holding legal title to such Intellectual Property Rights as of the Effective Time.

ARTICLE III

SCHEDULE MODIFICATIONS

3.1 DL IPR Schedule. It is understood that Schedule 2.1 has been created in good faith, using reasonable efforts to be complete and accurate. Notwithstanding the foregoing, if it is reasonably determined, at any time before or after the Effective Time, that an item should have been included on Schedule 2.1 and was omitted, then Schedule 2.1 shall be amended accordingly to include such item, without further consideration, and Schedule 2.1 as amended shall become part of this Agreement.

3.2 Cooperation and Legal Transfers

(a) Cooperation. To the extent any Party (the “Owning Party”), other than a Holding Entity, holds legal title to DL IPR or has DL IPR registered in its name as of the Effective Time, the Owning Party shall cooperate to effect the transfer of legal title of such DL IPR to a Holding Company, as designated by DLI. Thereafter the Holding Company shall have sole legal title to and the sole responsibility for prosecution, maintenance and enforcement of such DL IPR.

(b) Continuing Prosecution and Maintenance Pending Transfer. Until transfer of legal title to DL IPR from the Owning Party to a Holding Company has been effected, the Owning Party shall continue to prosecute and maintain the DL IPR (including payment of maintenance fees, but subject to any other applicable agreement), and to maintain its files and records related to the DL IPR using the same standard of care and diligence as used by the Owning Party prior to the date of this Agreement, but in any event at least a reasonable level of care and diligence. DLLC will promptly reimburse the Owning Party for all actual and reasonable out-of-pocket expenses (excluding the value of the time of RMD or Owning Party’s employees) to continue to prosecute and maintain the DL IPR after the Effective Time until the transfer of responsibility for the DL IPR has been completed. The Owning Party shall provide DLLC with the originals or copies of its files related to the DL IPR upon such transfer or at such earlier time as the Owning Party and DLLC may agree.

(c) Support. The Owning Party shall provide continuing reasonable support to DLLC with respect to the DL IPR, including by way of example, by executing all documents necessary for the prosecution and maintenance of the DL IPR, forwarding copies of correspondence sent and received concerning the DL IPR within a reasonable period of time after receipt by the Owning Party and making all relevant documents in the possession or control of Owning Party and corresponding to the DL IPR, available to DLLC or its counsel.

(d) Assignment Documents for Legal Title. To the extent required to perfect the foregoing assignments of DL IPR to the Holding Entities under Section 2.2, the Owning Party shall execute the following documents prepared by DLLC on or promptly following the Effective Time:

(i) United States and foreign Patent assignments in the forms set forth on Schedule 3.2(d)(i), evidencing the foregoing transfer of any Patents included in DL IPR;

(ii) United States and foreign trademark assignments in the form set forth on Schedule 3.2(d)(ii), evidencing the foregoing assignment and transfer of any Marks included in DL IPR;

(iii) Documentation evidencing the foregoing transfer of the Internet Properties within the DL IPR; and

(iv) United States and foreign Copyright assignments in the form set forth on Schedule 3.2(d)(iv), evidencing the foregoing transfer of any Copyrights included in DL IPR.

ARTICLE IV

EXISTING AGREEMENTS

4.1 Existing RMD Agreements.

(a) Termination. Upon the Effective Time, each Existing RMD Agreement shall terminate in its entirety and no provisions of the Existing RMD Agreements shall have any further force or effect (including any provisions referenced in the Existing RMD Agreements as surviving termination), except as provided Sections 4.1(a) and 4.1(b). The Parties to this Agreement hereby terminate the Existing RMD Agreements as parties thereto, in accordance with this Agreement and the Existing RMD Agreements.

(b) Accrued Royalties. Notwithstanding the foregoing: (i) DLLC shall deliver a final royalty payment and statement to the appropriate Ray Dolby Entities with respect to royalties accrued under the RMD Agreements prior to the Effective Time (the “Accrued Royalties”), and (ii) any rights of the Ray Dolby Entities under the RMD Agreements related to the accounting and collection of the Accrued Royalties (for example, audit rights, if any) shall survive the termination of the RMD Agreements.

(c) Calculation of Accrued Royalties. To the extent royalties under the RMD Agreements are based on payments that the Company Entities receive from sublicensees, royalties based on such payments shall be considered included within the Accrued Royalties for purposes of Section 4.1(b) even if the Company Entities receive such sublicensee payments after the Effective Time, but only if and to the extent: (i) such payments that the Company Entities receive after the Effective Time are based on pre-Effective Time sales of sublicensed products, and (ii) the Ray Dolby Entities would otherwise be entitled to receive such royalties if such payments had instead been received by the Company Entities before the Effective Time.

4.2 RMD Employment Agreement. Upon the Effective Time: (a) the Employment Agreement between Dolby Laboratories, Inc., a California corporation, and RMD dated July 10, 1978, as amended (the “Existing RMD Employment Agreement”) shall terminate in its entirety, and no provisions of the Existing RMD Employment Agreement shall have any further force or effect (including any provisions referenced in the Existing RMD Employment Agreement as surviving termination), and (b) the employment agreement between RMD and DLI attached and incorporated into this Agreement as Exhibit A (the “New RMD Employment Agreement”) shall take effect.

4.3 Indemnification. The Company Entities shall indemnify, hold harmless, and defend the Ray Dolby Entities, their trustees, beneficiaries, partners, directors, officers, members, shareholders, employees, representatives, agents, and attorneys against any and all third-party claims, and any resultant losses, damage, costs, fees, and expenses awarded or incurred in a final judgment or in defense or settlement of such claims, to the extent the claims arise out of, relate to, or result from or in connection the Intellectual Property Rights assigned and transferred by the Ray Dolby Entities to the Holding Entities under this Agreement, including, without limitation, the practice by the Company Entities and their sublicensees of such rights; provided the Ray Dolby Entities: (a) promptly notify the Company Entities of any such claims (provided further, that any failure to provide such notice or to provide such notice promptly shall limit the Company Entities’ obligations under this Section 4.3 solely to the extent the Company Entities’ are actually prejudiced thereby), (b) give the Company sole control over the defense and settlement of the claim (provided that the counsel selected by the Company Entities shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing both the Company Entities and the Ray Dolby Entities in the defense or settlement of the claim, and provided further that in the event of a conflict of interest between any of the Company Entities and any of the Ray Dolby Entities, sole control of the defense and settlement of the claim against the Ray Dolby Entities shall be retained by the Ray Dolby Entities and the Ray Dolby Entities may engage independent attorneys of their choice to defend or settle such claim, such defense costs at the expense of the Company Entities), and (c) provide the Company Entities with all reasonable cooperation in the defense and settlement of the claim. In addition to the rights of the Ray Dolby Entities with respect to the choice of counsel under clause (b) above, the Ray Dolby Entities may additionally engage attorneys of their choice to assist in the defense and settlement of such claims, at the expense of the Company Entities, if the Ray Dolby Entities determine in their reasonable discretion that the Company Entities’ choice of counsel is not adequate to protect the Ray Dolby Entities’ interests. Further, the Company Entities shall have no obligations under this Section 4.3 for claims (or any resultant losses, damage, costs, fees, and expenses) that arise out of, relate to or result from a breach by the Ray Dolby Entities of their covenants, agreements, representations or warranties under this Agreement.

4.4 Release. Except as expressly provided in Section 4.1 and Section 4.3, each Party hereby releases and forever discharges the other Parties, their Affiliates, subsidiaries, successors and assigns, and the respective directors, officers, members, shareholders, employees, representatives, agents, and attorneys of each of the foregoing against any claims arising out or, resulting from or otherwise available under the Existing RMD Agreements and RMD Employment Agreement.

ARTICLE V

PRE-EFFECTIVE COVENANTS OF RAY DOLBY ENTITIES

5.1 During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Ray Dolby Entities agree: (i) not to enter into any agreements, contracts, commitments or understandings relating to any Intellectual Property Rights owned by or filed in the name of the Ray Dolby Entities, including any assignments, transfers or outbound license agreements with respect to any such Intellectual Property Rights; (ii) not to take any action that may adversely affect the DL IPR or the

Ray Dolby Entities’ ability to consummate the transactions contemplated hereby; and (iii) to promptly notify the Company Entities of any event or occurrence that may adversely affect the DL IPR or the Ray Dolby Entities’ ability to consummate the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1 Authorization and Compliance with Other Instruments. The Company Entities represent and warrant to the Ray Dolby Entities as set forth in Section 6.1(a), and the Ray Dolby Entities represent and warrant to the Company Entities as set forth in Section 6.1(b):

(a) Company Entities. All corporate action on the part of each of the Company Entities and their respective directors, officers and stockholders necessary for the authorization, execution and delivery of the Agreement and the transactions contemplated hereby have been taken. The Agreement, when executed and delivered by the Company Entities, shall constitute a valid and binding obligation of the Company Entities, enforceable in accordance with its terms. The execution and delivery of the Agreement by the Company Entities and the performance by the Company Entities of their obligations hereunder will not result in any material violation of, or materially conflict with, or constitute a material default under, the Company Entities’ charter documents or any of DLI’s or its subsidiaries’ material agreements, nor, to the Company Entities’ knowledge, result in the creation of any material mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of DLI or its subsidiaries.

(b) Ray Dolby Entities. If such Ray Dolby Entity is a corporation, partnership or trust, such Ray Dolby Entity has all requisite power and authority to enter into the Agreement and to consummate the transactions contemplated hereby. If such Ray Dolby Entity is an individual, such Ray Dolby Entity has the capacity to enter the Agreement and to consummate the transaction contemplated hereby. The execution and delivery of the Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Ray Dolby Entity and no further action is required on the part of such Ray Dolby Entity to approve the Agreement and the transactions contemplated hereby. The Agreement, when executed and delivered by such Ray Dolby Entity, will constitute a valid and legally binding obligation of the Ray Dolby Entity, enforceable in accordance with its terms. The execution and delivery of the Agreement by such Ray Dolby Entity and the performance by such Ray Dolby Entity of its obligations hereunder will not result in any material violation of, or materially conflict with, or constitute a material default under any of such Ray Dolby Entity’s charter document (if applicable) or any of such Ray Dolby Entity’s material agreements, nor, to such RMD’s knowledge, result in the creation of any material mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of such Ray Dolby Entity.

6.2 Additional Representation and Warranty of the Ray Dolby Entities. The Ray Dolby Entities represent and warrant to the Company Entities that the Ray Dolby Entities, to RMD’s knowledge, have not granted to any third parties, and have no obligation to grant to any third parties, any right, license or interest in any Intellectual Property Rights required to be assigned and transferred to the Holding Entities under this Agreement.

6.3 Warranty Disclaimer. WITHOUT LIMITING THE REPRESENTATIONS AND WARRANTIES OF THE PARTIES UNDER THIS ARTICLE VI, THE DL IPR AND ALL OTHER THINGS OR RIGHTS PROVIDED, SOLD, OR TRANSFERRED BETWEEN THE PARTIES UNDER THIS AGREEMENT ARE PROVIDED “AS IS” AND WITHOUT WARRANTY OF ANY KIND, AND EACH PARTY HEREBY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, STATUTORY, OR IMPLIED, INCLUDING WARRANTIES OF NON-INFRINGEMENT, ENFORCEABILITY, VALIDITY, MERCHANT-ABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY INTELLECTUAL PROPERTY RIGHTS.

ARTICLE VII

LIMITATIONS OF LIABILITY

IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE VIII

MISCELLANEOUS

8.1 Further Instruments and Assistance. Each Party, at the request of the other Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

8.2 Entire Agreement. This Agreement and the exhibits and schedules referenced or attached hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

8.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to principles of conflicts of law.

8.4 Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in San Francisco County in the State of California (or, in the event of exclusive federal jurisdiction, the courts of the Northern District of California).

8.5 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(a) if to a Ray Dolby Entity, at the Ray Dolby Entity’s address, facsimile number or electronic mail address as shown in the Company Entities’ records, as may be updated in accordance with the provisions hereof, with a copy to Patrick McCabe and Paul Jahn, Morrison & Foerster, 425 Market Street, San Francisco, California 94105 (facsimile: (415) 268-7522);

(b) if to a Company Entity, one copy should be sent to Dolby Laboratories, Inc., 100 Potrero Avenue, San Francisco, CA 94103 (facsimile: (415) 863-1373), Attn: General Counsel, or at such other address as the Company Entity shall have furnished to the Purchasers, with a copy to Selwyn B. Goldberg and Thomas C. DeFilipps, Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304 (facsimile: (650) 493-6811).

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery.

8.6 Expenses.

(a) Expenses related to this Agreement. DLI shall pay its own fees, costs and expenses in connection with this Agreement and the transactions completed or contemplated by this Agreement, including, without limitation, fees, costs and expenses incurred in the negotiation of this Agreement and in obtaining advice and counseling associated therewith. DLI shall also pay 100% of the reasonable documented legal and governmental fees, costs and expenses incurred by the Ray Dolby Entities in connection with this Agreement and the transactions completed or contemplated by this Agreement, including, without limitation, 100% of any fees, expenses and costs incurred in the negotiation of this Agreement and in obtaining advice and counseling associated therewith, associated with Section 3.2, or associated with tax or securities advice and analysis related to the transactions completed or contemplated by this Agreement.

(b) Ray Dolby Entity Expenses in Connection with Registration Statement. The Parties agree that DLI shall pay 50% of the reasonable documented legal fees incurred by the Ray Dolby Entities associated in any way with DLI’s initial public offering or in connection with the sale of shares of capital stock of DLI by RDT and RDDILP under the Registration Statement; provided, however, the Ray Dolby Entities shall bear all underwriting discounts, selling discounts and stock transfer taxes applicable to the securities registered by the Ray Dolby Entities.

8.7 Counterparts. This Agreement, including the exhibits and schedules hereto, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

8.8 Binding Effect. This Agreement, and the rights granted under this Agreement, shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, heirs and assigns and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each of the Company Entities and each of the Ray Dolby Entities.

8.9 Assignment and Transfer. Prior to the Effective Time, no Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Parties. After the Effective Time, any Party may assign this Agreement or any of its rights or obligations hereunder, without the prior written consent of the other Parties; provided, however, that the assigning Party shall remain liable to the other Parties for the performance of any obligations so assigned. Nothing in this Agreement limits any Party from transferring or otherwise disposing of any Intellectual Property Rights vesting in such Party under this Agreement.

8.10 Severability. If any term or other provision of this Agreement or the exhibits or schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial or waiver exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the exhibits and schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.12 Amendment and Termination. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by DLI and RMD (provided, however, if the Effective Time has not occurred prior to June 30, 2005, RMD may terminate this Agreement at any time on behalf of all the Ray Dolby Entities by providing DLI written notice of his election to terminate the Agreement). Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each of the Parties and any permitted successors, assigns or transferees. Neither the foregoing nor anything else set forth herein shall in any way limit the sale, transfer licensing or other exploitation of the DL IPR by the Company Entities.

8.13 Interpretation. The headings contained in this Agreement, in any exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any exhibit or Schedule but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an article, section, exhibit, or schedule, such reference shall be to an article or Section of, or an exhibit or Schedule to, this Agreement, unless otherwise indicated.

8.14 Construction. For purposes of this Agreement, whenever the context requires: (a) the singular number includes the plural, and vice versa; the masculine gender includes the feminine and neuter genders; the feminine gender includes the masculine and neuter genders; and the neuter gender includes the masculine and feminine genders; (b) any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement; and (c) the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

* * * * * * *

WHEREFORE, the parties have signed this Asset Contribution Agreement effective as of the date first set forth above.

DOLBY LABORATORIES, INC.
a Delaware corporation

By:	/s/ N. W. JASPER, JR.
N. W. Jasper, Jr.,
President and Chief Executive Officer

DOLBY LABORATORIES LICENSING CORPORATION
a New York corporation

By:	/s/ N. W. JASPER, JR.
N. W. Jasper, Jr.,
President and Chief Executive Officer

RAY DOLBY
an individual

/s/ RAY DOLBY

THE RAY DOLBY TRUST UNDER THE DOLBY FAMILY INSTRUMENT, DATED MAY 7, 1999

By:	/s/ RAY DOLBY
Ray Dolby, Trustee

[SIGNATURE PAGE TO ASSET CONTRIBUTION AGREEMENT]

RAY AND DAGMAR DOLBY INVESTMENTS, L.P. a California Limited Partnership

By:	/s/ RAY DOLBY

[SIGNATURE PAGE TO ASSET CONTRIBUTION AGREEMENT]

[Schedules 1.1(f) - 3.2(d)(iv) omitted]

Exhibit A

New RMD Employment Agreement

See Exhibit Number 10.17

Exhibit A